Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

June 24, 2009

YRC Worldwide to begin Discussions with Teamsters to

Seek Modifications to Labor Contract

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it will begin discussions with the International Brotherhood of Teamsters (“IBT”) to seek to modify the terms of the current labor agreement for its employees covered by the National Master Freight Agreement. These discussions will address alternatives to help to reduce the company’s cost structure and preserve operating capital going forward.

Bill Zollars, Chairman, President and CEO of YRC Worldwide, said, “Entering into discussions with the Teamsters is another important step in our overall plan to strengthen our financial position during this difficult economic climate. We have made progress with various stakeholders, including our pension plan trustees and our bank lending group, to modify agreements, and we are grateful to the Teamsters for their willingness to consider further adjustments to our contracts to help reduce our cost structure and enable us to be competitive with others in our industry.”

YRC Worldwide recently announced an agreement with Central States, Southeast and Southwest Areas Pension Fund (“Central States”), the largest of the company’s IBT multi-employer defined benefit pension funds, to provide certain of the company’s real estate as collateral in lieu of pension contribution payments during the second quarter. The company also announced an amendment to its bank agreement, which provides for the immediate release of escrow funds generated from the company’s prior real estate transactions to pay down the revolving credit facility without reducing the company’s borrowing availability under the facility.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Logistics, New Penn, Holland, Reddaway and YRC Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 49,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com